[LETTERHEAD OF ROGERS & WELLS]



NC164096.1
June 20, 1997


Merrill Lynch Funds For Institutions Series
P.O. Box 9011
Princeton,  New Jersey 08543-9011

Gentlemen:

We have acted as counsel to Merrill Lynch
Funds For Institutions Series (the "Trust") in connection with the sale by the Trust of an aggregate of 101,427,537,607 shares of beneficial interest, par value of $0.01 per share (the "Beneficial Interest"), pursuant to the five distribution agreements, each of which relates to shares of Beneficial Interest of one of the five funds comprising the Trust, between the Trust and Merrill
Lynch Funds Distributor, Inc.
(the "Distribution Agreements").
You have asked us to furnish certain
legal opinions in connection with
the filing of a notice (the "Notice")
under Rule 24f-2 of the Investment Company
Act of 1940, as amended (the "Act").

For purposes of the opinions expressed
in this letter, we have examined the
Trust's Declaration of Trust, as
amended through the date hereof, the
Distribution Agreements and such other
documents and questions of law as we
have deemed necessary or advisable.
As to relevant matters of fact,
we have relied upon such documents
and certificates as we deemed appropriate.

Based on the foregoing, we are of the
opinion that when (a) the 3,277,418,270
shares of Merrill Lynch Treasury Fund
Beneficial Interest, (b) the 13,658,666,165 shares of Merrill Lynch Government Fund
Beneficial Interest, (c) the 67,124,483,921 shares of Merrill Lynch Institutional
Fund Beneficial Interest, (d) the
5,129,231,992 shares of Merrill Lynch
Institutional Tax-Exempt Fund Beneficial
Interest and (e) the 12,237,737,259 shares of Merrill Lynch Premier Institutional Fund referred to in Item 10 of the Notice were sold during the fiscal year ended April
30, 1997 pursuant to the Distribution
Agreement relating to each such Fund
in reliance upon registration pursuant
to Rule 24f-2 of the Act and in accordance with the currently effective prospectus of the Trust, the shares of Beneficial
Interest referred to in clauses (a), (b),
(c), (d) and (e) were legally issued,
fully paid and non-assessable.

Very truly yours,



/s/ Rogers & Wells